Exhibit 10.2

BAMKO, LLC

(f/k/a Prime Acquisition I, LLC)

11620 Wilshire Boulevard, Suite 360

Los Angeles, CA 90025

April 1, 2020

Philip Koosed

c/o: BAMKO, LLC

11620 Wilshire Boulevard, Suite 360

Los Angeles, CA 90025

Re:     Amendment to Employment Agreement

Dear Philip:

Reference is made to the Employment Agreement (the “Employment Agreement”), dated as of March 8, 2016, between you and Prime Acquisition I, LLC, a Delaware limited liability company now known as BAMKO, LLC (the “Company”). Capitalized terms used in this letter (this “Letter”) and not defined have the meanings given to them in the Employment Agreement.

This Letter confirms the agreement between you and the Company that the Employment Agreement is amended to reduce your base salary payable thereunder. In furtherance of the foregoing and for good and valuable consideration the receipt of which is hereby acknowledged, effective as of the date of this Letter, Section 4.1 of the Employment Agreement is hereby amended to reduce your current base salary payable under the Employment Agreement to $120,000.00 per annum, payable in accordance with the Company’s customary payroll practices (the “Base Salary Reduction”) and all references to base salary in the Employment Agreement shall mean such amount. Any subsequent revisions, revocations or modifications to the Base Salary Reduction shall be only as you and the Company may agree in writing after the date of this Letter, provided that the Company agrees to in good faith re-evaluate the Base Salary Reduction promptly following the one-year anniversary of the effective date of this Letter.

For avoidance of doubt, you and the Company hereby irrevocably acknowledge and agree that this reduction of your base salary compensation shall not constitute Good Reason as defined in the Employment Agreement, notwithstanding anything to the contrary in the Employment Agreement.

The Employment Agreement shall be deemed to be modified and amended in accordance with the express provisions of this Letter and the respective rights, duties and obligations of the parties under the Employment Agreement shall continue to be determined, exercised and enforced under the terms thereof subject to this Letter. In the event of inconsistency between the express terms of this Letter and the terms of the Employment Agreement, the terms of this Letter shall govern. This Letter may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that, a signature transmitted by facsimile, .pdf or other electronic means shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

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Please sign this Letter in the space indicated below to acknowledge your agreement to the foregoing.

Sincerely,

BAMKO, LLC,

a Delaware limited liability company (f/k/a Prime Acquisition I, LLC)

By:	/s/ Jake Himelstein
Jake Himelstein
Chief Operating Officer / Chief Financial Officer

Acknowledged and agreed as of the date set forth above:

By:	/s/ Philip Koosed
Philip Koosed
President, BAMKO, LLC